Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

MICRON TECHNOLOGY, INC.

INTEL CAPITAL CORPORATION

September 24, 2003

TABLE OF CONTENTS

1.	DEFINITIONS
	1.1	Certain Defined Terms; Interpretation
	1.2	Index of Other Defined Terms

2.	AGREEMENT TO PURCHASE AND SELL SECURITIES
	2.1	Agreement to Purchase and Sell Stock
	2.2	The Closing
	2.3	Additional Adjustment Shares

3.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
	3.1	Organization Good Standing and Qualification
	3.2	Capitalization
	3.3	Due Authorization
	3.4	Valid Issuance of Shares; Listing
	3.5	Compliance with Securities Laws
	3.6	Governmental Consents
	3.7	Non-Contravention
	3.8	Litigation
	3.9	Compliance with Law and Charter Documents
	3.10	SEC Documents
	3.11	Absence of Certain Changes Since Balance Sheet
	3.13	Full Disclosure

4.	REPRESENTATIONS AND WARRANTIES OF SILICON CAPITAL
	4.1	Investigation; Economic Risk
	4.2	Purchase for Own Account
	4.3	Exempt from Registration; Restricted Securities
	4.4	Accredited Investor
	4.5	Legends
	4.6	Organization Good Standing and Qualification
	4.7	Due Authorization; Capitalization
	4.8	Governmental Consents
	4.9	Non-Contravention
	4.10	Restrictions on Hedging

5.	AFFIRMATIVE COVENANTS OF THE COMPANY
	5.1	Use of Proceeds

6.	CLOSING CONDITIONS
	6.1	Conditions to Silicon Capital’s Obligations
	6.2	Conditions to the Company’s Obligations

7.	CONFIDENTIALITY OBLIGATIONS
	7.1	Obligations
	7.2	Certain Definitions

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	7.3	Non-Disclosure of Agreements
	7.4	Public Announcements
	7.5	Third Party Information
	7.6	Other Disclosures
	7.7	Disclosure of Tax Treatment, Etc.

8.	MISCELLANEOUS
	8.1	Governing Law
	8.2	Survival
	8.3	Successors and Assigns
	8.4	Entire Agreement
	8.5	Notices
	8.6	Amendments
	8.7	Delays or Omissions
	8.8	Legal Fees
	8.9	Titles and Subtitles
	8.10	Counterparts
	8.11	Severability
	8.12	Dispute Resolution
	8.13	No Third Parties Benefited
	8.14	Meaning of Include and Including
	8.15	Fees, Costs and Expenses
	8.16	Competition

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SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is entered into as of September 24, 2003 by and between Micron Technology, Inc., a Delaware corporation (the “Company” or the “Corporation”) and Intel Capital Corporation, a Cayman Islands corporation (“Intel Capital”).

WHEREAS, Intel Capital is willing, pursuant to the terms and conditions of this Agreement, to purchase from the Company, for an aggregate amount of $449,999,998.05, Rights (as defined below) to acquire 33,860,045 shares of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”);

WHEREAS, at the closing of the transactions contemplated hereby, the Company and Intel Capital will enter into the Rights Agreement, the Rights and Restrictions Agreement and the Business Agreement (each as defined below).

NOW, THEREFORE, the parties hereby agree as follows:

1.                                      DEFINITIONS.

1.1                                 Certain Defined Terms; Interpretation.  The following terms shall have the following respective meanings.

“Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person.  For purposes of this definition, “control” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Agreement” shall mean that certain Business Agreement by and between Intel and the Company, dated as of the date hereof, in the form attached to this Agreement as Exhibit A.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in either Boise, Idaho or San Francisco, California.

“Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“HSR Act” shall mean Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intel” shall mean Intel Corporation, a Delaware corporation.

“NYSE” shall mean the New York Stock Exchange.

“Person” shall mean individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, estate, unincorporated organization, governmental authority or other entity.

“Rights” shall mean the securities issuable pursuant to the Stock Rights Agreement, dated as of the date hereof, between the Company and Intel Capital, having the rights, preferences, privileges and restrictions defined therein, including any Additional Adjustment Rights.

“Rights Agreement” shall mean the Stock Rights Agreement, dated as of the date hereof, between the Company and Intel Capital.

“Rights and Restrictions Agreement” shall mean the Securities Rights and Restrictions Agreement, dated as of the date hereof, between the Company and Intel Capital.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Subsidiary” shall mean each Person in which the Company owns, directly or indirectly, 50% or more of the voting interests or of which the Company otherwise has the right to direct the management.

1.2                                 Index of Other Defined Terms.  In addition to the terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

Defined Term	Section

“Action”	3.8
“Additional Adjustment Rights”	2.3
“Agreement”	Preamble
“Audited Financial Statements”	3.10(b)
“Balance Sheet Date”	3.10(b)
“Closing”	2.2
“Common Stock”	Recitals
“Company”	Preamble
“Confidential Information”	7.2
“Disclosure Letter”	3
“Form 10-K”	3.10(a)
“Form 10-Q’s”	3.10(a)
“GAAP”	3.10(b)
“Hedging Transaction”	4.10
“Intel Capital”	Preamble
“Material Adverse Effect”	3.1
“Purchase Price”	2.1
“SEC Documents”	3.10(a)
“Settlement Date”	2.3
“Shares”	2.1
“Transaction Agreements”	7.2

2.                                      AGREEMENT TO PURCHASE AND SELL SECURITIES.

2.1                                 Agreement to Purchase and Sell Securities.  The Company hereby agrees to issue to Intel Capital at the Closing (as defined below) and Intel Capital agrees to purchase from the Company at the Closing, for an aggregate purchase price of $449,999,998.05 (the “Purchase Price”), Rights representing in the aggregate the right to acquire 33,860,045 shares of Common Stock (the “Shares”).

2.2                                 The Closing.  The purchase and sale of the Rights shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, California 94304, at 10:00 a.m. California time, on September 24, 2003, or at such other time and place as the Company and Intel Capital mutually agree upon (which time and place is referred to in this Agreement as the “Closing”).  At the Closing, the Company will deliver to Intel Capital certificates representing the Rights being purchased, against delivery to the Company by Intel Capital of the consideration set forth in Section 2.1 by wire transfer of immediately available funds to an account designated by the Company at least two (2) Business Days prior to the Closing.

2.3                                 Additional Adjustment Rights.  The Company and Intel Capital acknowledge that pursuant to Sections 7.2.1 and 7.2.2 of the Business Agreement, the Company may be obligated to pay to Intel certain Additional Amounts (as defined and specified in the Business Agreement).  Subject to the provisions of this Section 2.3, the Company may elect to satisfy its obligation to pay all or a portion of any Additional Amount by delivering to Intel Capital additional Rights (any such Rights are referred to herein as “Additional Adjustment Rights”).  If the Company elects to deliver Additional Adjustment Rights to satisfy its obligation to pay any Additional Amount, then it shall notify Intel Capital of such election, the number of Rights or dollar value of Rights it elects to deliver (based upon the dollar value of the shares of Common Stock that may be acquired pursuant to such Rights), and the date that it will deliver the Additional Adjustment Rights (any such date, a “Settlement Date”).  The Company may deliver Additional Adjustment Rights only if, as of the applicable Settlement Date, the information contained in the SEC Documents (as defined in Section 3.10(a) hereof), as filed prior to the Settlement Date, with respect to the business, operations, results of operations and financial condition of the Company and its subsidiaries, taken as a whole, and the transactions contemplated by this Agreement, taken together, are true and complete in all material respects and do not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company delivers to Intel Capital on the Settlement Date, a certificate of its Chief Executive Officer or Chief Financial Officer to that effect.  For purposes of satisfying the Company’s obligations to pay any Additional Amount, any Additional Adjustment Rights shall be valued based upon the average closing prices of the Common Stock on the NYSE, as reported by Bloomberg L.P., for the twenty (20) trading day period ending and including the third trading day prior to the Settlement Date.  The Company may not elect to deliver Additional Adjustment Rights in satisfaction of its obligations to pay any Additional Amount if, as of the Settlement Date, the Common Stock is not listed on the NYSE or the NASDAQ National Market, if the Company has taken action towards delisting or intends to delist the Common Stock from the NYSE or the NASDAQ National Market.

3.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to Intel Capital that the statements in this Section 3 are true and correct, except as set forth in the Disclosure Letter from the Company dated the date hereof (the “Disclosure Letter”) or disclosed in the SEC Documents (as defined below):

3.1                                 Organization Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to (a) carry on its business as presently conducted, and (b) enter into this Agreement, the Rights Agreement, the Rights and Restrictions Agreement and the Business Agreement, to issue the Rights, any Additional Adjustment Rights and any shares of Common Stock issuable pursuant to the Rights and any Additional Adjustment Rights, and to consummate the transactions contemplated hereby and thereby.  The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.  As used in this Agreement, “Material Adverse Effect” means a material adverse effect, or a group of such effects which are related, on the business, operations, financial condition or results of operations, of the applicable party and its Subsidiaries, taken as a whole.

3.2                                 Capitalization.  The authorized and outstanding capital stock of the Company at September 19, 2003, without giving effect to the transactions contemplated by this Agreement, is as set forth in the Disclosure Letter or the SEC Documents.  All outstanding shares of capital stock have been duly authorized, and all such issued and outstanding shares have been validly issued and are fully paid and nonassessable.  The Disclosure Letter or the SEC Documents include information regarding equity securities reserved for issuance to officers, directors, employees or independent contractors or affiliates of the Company under the Company’s employee stock option and purchase plans and upon conversion of convertible securities.  Except as set forth in the Disclosure Letter or the SEC Documents, there are no other equity securities, options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such equity security, option, warrant, call, right, commitment or agreement.

3.3                                 Due Authorization.  The Company has the requisite corporate power and authority to enter into this Agreement, the Rights Agreement, the Rights and Restrictions Agreement and the Business Agreement and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement, the Rights Agreement, the Rights and Restrictions Agreement and the Business Agreement, and performance by the Company of its obligations hereunder and thereunder, including without limitation, the issuance of the Rights, have been duly authorized by all necessary corporate action on the part of the Company (including its directors and stockholders).  This Agreement constitutes, and the Rights Agreement, the Rights and Restrictions Agreement and the Business Agreement, when executed and delivered by the parties thereto, will constitute, valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (a) as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies and (b) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

3.4                                 Valid Issuance.

(a)                                  Valid Issuance and Enforceability of Rights.  The Rights, including any Additional Adjustment Rights, issued pursuant to this Agreement have been duly authorized, and, when executed in accordance with the provisions of the Rights Agreement and delivered to and paid for by Intel Capital in accordance with the provisions of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except (a) as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or other laws of general application, relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of laws governing the availability of equitable remedies and (b) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

(b)                                 Valid Issuance of Shares.  The shares of Common Stock issuable upon conversion, exchange or exercise of the Rights, including any Additional Adjustment Rights, have been duly authorized and reserved, and when issued upon conversion, exchange or exercise of the Rights in accordance with the terms of the Rights Agreement, will be duly and validly issued, fully paid and nonassessable.  The shares of Common Stock issuable pursuant to the Rights, including any Additional Adjustment Rights, have been duly authorized and reserved, and upon issuance pursuant to the term of the Rights Agreement, will be duly and validly issued, fully paid and nonassessable.

3.5                                 Compliance with Securities Laws.  Assuming the accuracy of the representations made by Intel Capital in Section 4 hereof, the Rights, including any Additional Adjustment Rights, and the shares of Common Stock issuable upon conversion, exercise or exchange of the Rights, including any Additional Adjustment Rights, will be issued to Intel Capital in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of all applicable securities laws of the states of the United States.

3.6                                 Governmental Consents.  No consent, approval, order or authorization of, or registration qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except: (i) compliance with the HSR Act which may be required for the conversion, exercise or exchange of the Rights to acquire shares of Common Stock; (ii)  the filing of a current report on Form 8-K by the Company with the SEC following the Closing; (iii) the filing of such qualifications or filings under the Securities Act and the regulations thereunder and all applicable state securities laws as may be required in connection with the transactions contemplated by this Agreement; and (iii) as expressly required or contemplated by the terms of the Rights and Restrictions Agreement.  All such qualifications and filings in connection with the issuance of the Rights have been made or are effective.

3.7                                 Non-Contravention.  The execution, delivery and performance of this Agreement, the Rights Agreement, the Rights and Restrictions Agreement, and the Business Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of the Company, as amended; (ii) constitute a violation of any provision of any federal, state, local or foreign law binding upon or applicable to the Company; or (iii) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which the Company is entitled under, or result in the creation or imposition of any lien, claim or encumbrance on any assets of the Company under, any contract to which the Company is a party or any permit, license or similar right relating to the Company or by which the Company may be bound, except in the case of clause (ii) and (iii) as, individually or in the aggregate, would not have a Material Adverse Effect.

3.8                                 Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending: (a) against the Company, properties or assets or, to the best of the Company’s knowledge, against any officer, director or employee of the Company in connection with such officer’s, director’s or employee’s relationship with, or actions taken on behalf of, the Company, which the Company believes is reasonably likely to have a Material Adverse Effect, or (b) that seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.  The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which it believes is reasonably likely to have a Material Adverse Effect.  No Action by the Company is currently pending nor does the Company intend to initiate any Action which it believes is reasonably likely to have a Material Adverse Effect.

3.9                                 Compliance with Law and Charter Documents.  The Company is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws, both as amended.  The Company has complied and is in compliance with all applicable statutes, laws, and regulations and executive orders of the United States of America and all states, foreign countries and other governmental bodies and agencies having jurisdiction over the Company’s business or properties, except for any violations that would not, either individually or in the aggregate, have a Material Adverse Effect.

3.10                           SEC Documents.

(a)                                  Reports.  The Company has filed all required forms, reports and documents with the SEC since January 1, 2002.  The Company has furnished or made available to Intel Capital prior to the date hereof copies of its Annual Report on Form 10-K for the fiscal year ended August 29, 2002 (“Form 10-K”), its Quarterly Reports on Form 10-Q for the fiscal quarters ended November 28, 2002, February 27, 2003 and May 29, 2003 (the “Form 10-Q’s”), and all other registration statements, reports and proxy statements filed by the Company with the SEC on or after August 31, 2002 (the Form 10-K, the Form 10-Q’s and such registration statements, reports and proxy statements are collectively referred to herein as the “SEC Documents”).  Each of the SEC Documents, as of the respective date thereof (or if amended or superseded by a filing prior to the closing date of this Agreement, then on the date of such filing), did not, and each of the registration statements, reports and proxy statements filed by the Company with the SEC after the date hereof and prior to the Closing will not, as of the date thereof (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  The Company is not a party to any material contract, agreement or other arrangement which was required to have been filed as an exhibit to the SEC Documents that was not so filed.

(b)                                 Financial Statements.  The SEC Documents include the Company’s audited consolidated financial statements (the “Audited Financial Statements”) for the fiscal year ended August 29, 2002, and its unaudited consolidated financial statements for the nine-month period ended May 29, 2003 (the “Balance Sheet Date”).  Since the Balance Sheet Date, the Company has duly filed with the SEC all forms, reports and other documents required to be filed by it under the Exchange Act and the Securities Act.  The audited and unaudited consolidated financial statements of the Company included in the SEC Documents filed prior to the date hereof fairly present, in conformity with United States generally accepted accounting principles (“GAAP”)(except as permitted by Form 10-Q) applied on a consistent basis (except as may be indicated in such financial statements or the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of the unaudited interim financial statements contained in the Form 10-Qs, which adjustments are not expected to be material in amount).

3.11                           Absence of Certain Changes Since Balance Sheet .  Since the Balance Sheet Date, except as disclosed in or contemplated by the SEC Documents, the business and operations of the Company have been conducted in the ordinary course consistent with past practice, and there has not been:

(a)                                  any declaration, setting aside or payment of any dividend or other distribution of the assets of the Company with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of the Company’s capital stock;

(b)                                 any damage, destruction or loss, whether or not covered by insurance, except for such occurrences that have not resulted, and are not expected to result, in a Material Adverse Effect;

(c)                                  any waiver by the Company of a valuable right or of a material debt owed to it, except for such waivers that have not resulted and are not expected to result, in a Material Adverse Effect;

(d)                                 any material change or amendment to, or any waiver of any material rights under a material contract or arrangement by which the Company or any of its assets, or properties is bound or subject, except for changes, amendments or waivers that are expressly provided for or disclosed in this Agreement or that have not resulted, and are not expected to result, in a Material Adverse Effect;

(e)                                  any change by the Company in its accounting principles, methods or practices or in the manner it keeps its accounting books and records; and

(f)                                    any other event or condition of any character, except for such events and conditions that have not resulted, either individually or collectively, in a Material Adverse Effect.

3.12                           Full Disclosure.  The information contained in this Agreement, the Disclosure Letter and the SEC Documents with respect to the business, operations, results of operations and financial condition of the Company, and the transactions contemplated by this Agreement, taken together, are true and complete in all material respects and do not omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.                                      REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SILICON CAPITAL.

Intel Capital represents and warrants to the Company as follows:

4.1                                 Investigation; Economic Risk.  Intel Capital has received or has had full access to all of the information it considers necessary or appropriate to make an informed investment decision with respect to the Rights to be purchased by Intel Capital under this Agreement.  Intel Capital further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Rights and the shares of Common Stock into which they are convertible, exercisable or exchangeable and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Intel Capital or to which Intel Capital had access.  The foregoing, however, does not in any way limit or modify the representations and warranties made by the Company in Section 3.  Intel Capital understands that the purchase of the Rights involves substantial risk.  Intel Capital acknowledges that it is able to fend for itself in the transactions contemplated by this Agreement and has the ability to bear the economic risks of its investment pursuant to this Agreement and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Rights and the shares of Common Stock into which they are convertible, exercisable or exchangeable and protecting its own interests in connection with this investment.

4.2                                 Purchase for Own Account.  Intel Capital will acquire the Rights, and any Additional Adjustment Rights for its own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.

4.3                                 Exempt from Registration; Restricted Securities.  Intel Capital understands that the sale and issuance of the Rights and any Additional Adjustment Rights and the issuance of any shares of Common Stock upon conversion, exercise or exchange thereof will not be registered under the Securities Act on the ground that the sale provided for in this Agreement is exempt from registration under of the Securities Act, and that the reliance of the Company on such exemption is predicated in part on Intel Capital’s representations set forth in this Agreement.  Intel Capital understands that the Rights, including any Additional Adjustment Rights, and any shares of Common Stock issuable upon conversion, exercise or exchange thereof are restricted securities within the meaning of Rule 144 under the Securities Act, and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.  Intel Capital understands that the Company is under no obligation to register any of the securities sold hereunder except as provided in the Rights and Restrictions Agreement.

4.4                                 Accredited Investor.  Intel Capital is an “accredited investor” as that term is defined in Rule 501(a)(8) of Regulation D as promulgated by the SEC under the Securities Act.

4.5                                 Legends.  Intel Capital agrees that the Rights, including any Additional Adjustment Rights, and the shares of Common Stock issuable upon conversion, exercise or exchange thereof, will bear legends and be subject to the restrictions on transfer as provided in the Rights and Restrictions Agreement.  In addition, Intel Capital agrees that the Company may place stop transfer orders with its transfer agents with respect to such instruments.  The appropriate portion of the legend shall be removed in accordance with the provisions of the Rights and Restrictions Agreement and the stop transfer orders shall be removed promptly upon delivery to the Company of such satisfactory evidence as reasonably may be required by the Company that such stop orders are not required to ensure compliance with the Securities Act.

4.6                                 Organization Good Standing and Qualification.  Intel Capital is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all corporate power and authority required to (a) carry on its business as presently conducted, and (b) enter into this Agreement, the Rights Agreement, the Rights and Restrictions Agreement and the Business Agreement and to consummate the transactions contemplated hereby and thereby.

4.7                                 Due Authorization;  Capitalization.  Intel Capital has the requisite corporate power and authority to enter into this Agreement, the Rights Agreement and the Rights and Restrictions Agreement and to perform its obligations hereunder and thereunder.  Intel Capital is an indirect, wholly-owned subsidiary of Intel and all outstanding shares of capital stock of Intel Capital are owned free and clear of any pledge, lien or security interests.  The execution and delivery of this Agreement, the Rights Agreement and the Rights and Restrictions Agreement, and performance by Intel Capital of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate action on the part of Intel Capital.  This Agreement constitutes, and the Rights Agreement and the Rights and Restrictions Agreement, when executed and delivered by the parties thereto, will constitute, valid and legally binding obligations of Intel Capital, enforceable against the Intel Capital in accordance with their respective terms, except (a) as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies and (b) as rights to indemnity or contribution may be limited under federal or state securities laws or by principles of public policy thereunder.

4.8                                 Governmental Consents.  No consent, approval, order or authorization of, or registration qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of Intel Capital is required in connection with the consummation of the transactions contemplated by this Agreement, except (i) compliance with the HSR Act which may be required for the conversion, exercise or exchange of the Rights for Common Stock, and (ii) as expressly required or contemplated by the terms of the Rights and Restrictions Agreement.

4.9                                 Non-Contravention.  The execution, delivery and performance of this Agreement, the Rights Agreement and the Rights and Restrictions Agreement by Intel Capital, and the consummation by Intel Capital of the transactions contemplated hereby and thereby, do not and will not (i) contravene or conflict with the Certificate of Incorporation or Bylaws of Intel Capital,

as amended; (ii) constitute a violation of any provision of any federal, state, local or foreign law binding upon or applicable to Intel Capital; or (iii) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Intel Capital is entitled under, or result in the creation or imposition of any lien, claim or encumbrance on any assets of Intel Capital under, any contract to which Intel Capital is a party or any permit, license or similar right relating to Intel Capital or by which Intel Capital may be bound, except in the case of clause (ii) and (iii) as, individually or in the aggregate, would not have a Material Adverse Effect.

4.10                           Restrictions on Hedging.  Neither Intel Capital nor any of its Affiliates as of the Closing holds any short position with respect to the Company’s Common Stock or is a party to any other contract, option, right, warrant to sell, purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock of the Company or any securities convertible or exercisable into shares of Common Stock of the Company, including any swap or other derivative contract that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock of the Company (a “Hedging Transaction”). Intel Capital and its Affiliates agree not to enter into any such Hedging Transaction until such time following the public dissemination of the press release contemplated by Section 7.4 hereof and the filing by the Company of a Current Report on Form 8-K with respect to the transaction after Closing (provided such filing is made within two (2) trading days of the Closing).

5.                                      AFFIRMATIVE COVENANTS OF THE COMPANY.

The Company covenants to Intel Capital as follows:

5.1                                 Listing of Shares.  Within thirty (30) days following the Closing, the Company shall take action so that the shares of Common Stock issuable upon conversion, exercise or exchange of the Rights will be listed on the New York Stock Exchange upon official notice of issuance.

6.                                      CLOSING CONDITIONS.

6.1                                 Conditions to Intel Capital’s Obligations.  The obligations of Intel Capital to consummate the transactions contemplated by this Agreement at the Closing are subject to the fulfillment or waiver, on or before the Closing, of each of the following conditions:

(a)                                  Representations and Warranties True.  (i) Each of the representations and warranties of the Company contained in Section 3 and qualified by “Material Adverse Effect” or the term “material” will be true and correct on and as of the date hereof and on and as of the date of the Closing, and (ii) each of the representations and warranties of the Company contained in Section 3 and not qualified by “Material Adverse Effect” or the term “material,” disregarding all qualifications and exceptions contained therein relating to materiality, will be true and correct in all material respects on and as of the date hereof and on and as of the date of the Closing, in each case with the same effect as though such representations and warranties had been made as of the Closing.

(b)                                 Performance.  The Company will have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and will have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

(c)                                  Compliance Certificate.  The Company will have delivered to the Intel Capital at the Closing a certificate signed on its behalf by its Chief Executive Officer or Chief Financial Officer certifying that the conditions specified in Section 6.1(a) and (b) hereof have been fulfilled.

(d)                                 Securities Exemptions. The offer and sale of the Rights to Intel Capital pursuant to this Agreement and the Rights Agreement will be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

(e)                                  Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto will be reasonably satisfactory in form and substance to Intel Capital, and Intel Capital will have received all such counterpart originals and certified or other copies of such documents as it may reasonably request.  Such documents shall include (but not be limited to) the following:

(i)                                     Certified Charter Documents.  A copy of the Certificate of Incorporation certified as of a recent date by the Secretary of State of Delaware as a complete and correct copy thereof, and the Bylaws of the Company (as amended through the date of the Closing), certified by the Secretary of the Company as true and correct copies thereof as of the Closing.

(ii)                                  Board Resolutions.  A copy, certified by the Secretary of the Company, of the resolutions of the Board of Directors of the Company providing for the approval of the transactions contemplated by this Agreement, the Rights Agreement, the Rights and Restrictions Agreement and the Business Agreement and the issuance of the Rights, including, as applicable, the Additional Adjustment Shares, and the shares of Common Stock issuable upon conversion, exercise or exchange thereof.

(f)                                    Opinion of Company Counsel.  Intel Capital will have received an opinion on behalf of the Company, dated as of the date of the Closing, from counsel to the Company, in form and substance reasonably satisfactory to Intel Capital.

(g)                                 Other Agreements.  The Company will have executed and delivered the Rights Agreement, the Rights and Restrictions Agreement and the Business Agreement.

6.2                                 Conditions to the Company’s Obligations.  The obligations of the Company to consummate the transactions contemplated by this Agreement at the Closing are subject to the fulfillment or waiver on or before the Closing, of each of the following conditions:

(a)                                  Representations and Warranties True.  (i) Each of the representations and warranties of Intel Capital contained in Section 4 and qualified by “Material Adverse Effect” or the term “material” will be true and correct on and as of the date hereof and on and as of the date of the Closing, and (ii) each of the representations and warranties of Intel Capital contained in Section 4 and not qualified by “Material Adverse Effect” or the term “material,” disregarding all qualifications and exceptions contained therein relating to materiality, will be true and correct in all material respects on and as of the date hereof and on and as of the date of the Closing, in each case with the same effect as though such representations and warranties had been made as of the Closing.

(b)                                 Performance.  Intel Capital will have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing and will have obtained all approvals, consents and qualifications necessary to complete the purchase and sale described herein.

(c)                                  Payment of Purchase Price.  Intel Capital will have delivered to the Company the Purchase Price of the Rights as specified in and in accordance with Section 2.1.

(d)                                 Securities Exemptions.  The offer and sale of the Rights to Intel Capital pursuant to this Agreement will be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

(e)                                  Other Agreements.  Intel Capital will have executed and delivered the Rights Agreement and the Rights and Restrictions Agreement, and Intel will have executed and delivered the Business Agreement.

7.                                      CONFIDENTIALITY OBLIGATIONS.

7.1                                 Obligations.  Except to the extent required by law or judicial order or except as provided herein, each party to this Agreement will hold any of the other’s Confidential Information (as defined in the next paragraph) in confidence and will: (i) use the same degree of care to prevent unauthorized disclosure or use of the Confidential Information that the receiving party uses with its own information of like nature (but in no event less than reasonable care), (ii) limit disclosure of the Confidential Information, including any materials regarding the Confidential Information that the receiving party has generated, to such of its employees and contractors as have a need to know the Confidential Information to accomplish the purposes of this Agreement, and (iii) advise its employees, agents and contractors of the confidential nature of the Confidential Information and of the receiving party’s obligations under this Agreement and the Corporate Non-Disclosure Agreement #19096.

7.2                                 Certain Definitions.  For purposes of this Agreement, the term “Confidential Information” includes this Agreement, the Rights Agreement, the Business Agreement and the Rights and Restrictions Agreement (collectively, the “Transaction Agreements”).  Any employee or contractor of the receiving party having access to the Confidential Information will be required to sign a non-disclosure agreement protecting the Confidential Information if not already bound by such a non-disclosure agreement.

7.3                                 Non-Disclosure of Agreements.  Except to the extent required by law or judicial order or except as provided herein, neither party shall disclose the Transaction Agreements or any of their terms without the other’s prior written approval, which approval will not be delayed or unreasonably withheld.  Either party may disclose the Transaction Agreements to the extent required by law or judicial order, provided that if such disclosure is pursuant to judicial order or proceedings, the disclosing party will notify the other party promptly before such disclosure and will cooperate with the other party to seek confidential treatment with respect to the disclosure if requested by the other party and provided further that if such disclosure is required pursuant to the rules and regulations of any federal, state or local organization, the parties will cooperate to seek confidential treatment of the Transaction Agreements to the maximum extent possible under law.  Notwithstanding the foregoing, in the absence of any prior disclosure of any of the Transaction Agreements or the terms thereof pursuant to this Section 7.3, each party may disclose the Transaction Agreements or any of their terms to its agents or third party consultants who have a need to know arising out of the establishment, implementation, administration, termination or enforcement of the Transaction Agreements provided such agents are informed of the confidential nature of the Transaction Agreements and the terms thereof and are bound, either by statutory rules of professional responsibility to maintain client confidences with respect thereto or, in the absence of such statutory duties, are bound by the terms of a applicable nondisclosure agreement that treats as confidential information the Transaction Agreements and the terms thereof.

The Company agrees that it will provide Intel Capital with the relevant portions of any drafts of any documents, press releases or other filings in which the Agreement or its contents are to be disclosed prior to the filing thereof to consult with the Company as to the contents of such filing.  The Company will endeavor to provide adequate opportunity for Intel Capital review and comments prior to any disclosure or filing.  The minimum prior notice to Intel Capital for such review is two (2) business days.

7.4                                 Public Announcements.  Upon execution of this Agreement, the parties will mutually agree on language to be included in press release(s) announcing the existence of the transactions contemplated by this Agreement, which press release will be issued promptly following the execution of this Agreement.

7.5                                 Third Party Information.  Neither party will be required to disclose to the other any confidential information of any third party without having first obtained such third party’s prior written consent.

7.6                                 Other Disclosures.  Except as otherwise provided for in Sections 7.3. 7.4, 7.5 and 7.7 hereof, all confidential information exchanged by the parties will be disclosed pursuant to the Intel Corporation/Micron Technology, Inc. Corporate Non-Disclosure Agreement #19096.

7.7                                 Disclosure of Tax Treatment, Etc.  Notwithstanding anything herein to the contrary, any party to this Agreement or the other Transaction Agreements (and any employee, representative, or other agent of any party to this Agreement or the other Transaction Agreements) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and the other Transaction Agreements and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement or the other Transaction Agreements if such disclosure would result in a violation of federal or state securities laws, and provided, further, that this sentence shall not permit disclosure of any information to the extent not related to the tax aspects of the transactions contemplated by this Agreement or the other Transaction Agreements.  The parties to this Agreement acknowledge that they have no knowledge or reason to know that such disclosure is otherwise limited.

8.                                      MISCELLANEOUS.

8.1                                 Governing Law.  This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of Delaware, without regard to provisions regarding choice of laws.  Jurisdiction shall be in the courts of the state of domicile of the defending party to the original action.

8.2                                 Survival.  The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the closing of the transactions contemplated hereby, provided that the representations and warranties set forth herein shall terminate as of the first anniversary of the date hereof (other than with respect to any claims asserted prior to such date, as to which they shall survive solely for the purpose of resolving such claims until the resolution thereof).

8.3                                 Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.  This Agreement and the rights and obligations herein may not be assigned by Intel Capital without the prior written consent of the Company, except to a Qualified Subsidiary (as defined in the Rights and Restrictions Agreement) or the Parent.  This Agreement and the rights and obligations herein may not be assigned by the Company without the prior written consent of Intel Capital.

8.4                                 Entire Agreement.  This Agreement, the Rights Agreement, the Rights and Restrictions Agreement and the Business Agreement, and the agreements, exhibits and schedules referred to herein and therein constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

8.5                                 Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing  and shall be delivered to the other party (a) in person; (b) by facsimile to the address and number set forth below, when promptly followed up by another of the delivery methods permitted by this Section 8.5; (c) by U.S. mail, registered or certified, return receipt requested, postage prepaid and addressed to the other party as set forth below; or (d) by a national-recognized overnight delivery service that keeps records of deliveries and attempted deliveries (such as FedEx), postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To Intel Capital:	To the Company:

Intel Capital Corporation	Micron Technology, Inc.
c/o Intel Corporation	8000 S. Federal Way
2200 Mission College Blvd, M/S RN6-46	P.O. Box 6
Santa Clara, California 95052	Boise, Idaho 83716
Attn: Intel Capital Portfolio Manager	Attn: Chief Financial Officer
Fax Number: (408) 765-6038	Fax Number: (208) 308-2900

with copies by email to:	with copies to:

portfolio.manager@intel.com	Micron Technology, Inc.
8000 S. Federal Way
P.O. Box 6
Attn: General Counsel
Fax Number: (208) 308-4509

A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.5 by giving the other party written notice of the new address in the manner set forth above.

8.6                                 Amendments.  Any term of this Agreement may be amended only with the prior written consent of the Company and Intel Capital.

8.7                                 Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to the Company or to Intel Capital, upon any breach or default of any party hereto under this Agreement, shall impair any such right, power or remedy of the Company or Intel Capital, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach or default thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of the Company or Intel Capital of any breach or default under this Agreement or any waiver on the part of the Company or Intel Capital of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, or by law or otherwise afforded to the Company or Intel Capital shall be cumulative and not alternative.

8.8                                 Legal Fees.  In the event of any action at law, suit in equity or arbitration proceeding in relation to this Agreement or any units or securities of the Company issued or to be issued, the prevailing party shall be paid by the other party a reasonable sum for attorney’s fees and expenses for such prevailing party.

8.9                                 Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

8.10                           Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one instrument.

8.11                           Severability.  Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

8.12                           Dispute Resolution.  The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of both parties, then each party shall nominate one senior officer of the rank of Vice President or higher as its representative.  These representatives shall, within thirty (30) days of a written request by either party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by either party, meet within thirty (30) days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than litigation.  If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, either party may proceed as they see fit. This procedure shall be a prerequisite before taking any additional action hereunder.

8.13                           No Third Parties Benefited.  This Agreement is made and entered into for the protection and benefit of the parties hereto and their permitted successors and assigns, and, except as expressly provided herein, no other Person shall be a direct or indirect beneficiary of or have any direct or indirect cause of action or claim in connection with this Agreement or any of the documents executed in connection herewith.

8.14                           Meaning of Include and Including. Whenever in this Agreement the word “include” or “including” is used. it shall be deemed to mean “include, without limitation” or “including, without limitation,” as the case may be. and the language following “include” or “including” shall not be deemed to set forth an exhaustive list.

8.15                           Fees, Costs and Expenses. All fees, costs and expenses (including attorney’s’ fees and expenses) incurred by either party hereto prior to the Closing in connection with the preparation, negotiation and execution of this Agreement, the Rights Agreement, the Rights and Restrictions Agreement and the Business Agreement and the consummation of the transactions contemplated hereby and thereby (including the costs associated with any filings with, or compliance with any of the requirements of, any governmental authorities), shall be the sole and exclusive responsibility of such party.

8.16                           Competition.  Nothing set forth herein shall be deemed to preclude, limit or restrict the Company’s or Intel Capital’s and their respective Affiliates’ ability to compete with the other.

IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement as of the date first written above.

INTEL CAPITAL CORPORATION		MICRON TECHNOLOGY, INC.

By:	/s/ Arvind Sodhani	By:	/s/ W.G. Stover, Jr.
	Name: Arvind Sodhani		Name: W.G. Stover, Jr.
	Title: Vice President and Treasurer		Title:	Vice President of Finance and
Chief Financial Officer

{Signature Page to Securities Purchase Agreement}